Exhibit 99.1

Investor Relations inquiries: Jerome Holland Matson, Inc. 510.628.4021 jholland@matson.com	Media inquiries: Keoni Wagner Matson, Inc. 510.628.4534 kwagner@matson.com

FOR IMMEDIATE RELEASE

Matson Logistics completes acquisition of span alaska; UPDATES 2016 OUTLOOK

•	Becomes a market leading provider of LCL freight consolidation and forwarding services to Alaska
•	Acquisition expected to be $0.10 to $0.12 accretive to annual EPS, excluding one-time costs
•	Logistics operating income expected to be approximately $12 million in 2016, excluding one-time costs

HONOLULU, Hawaii (August 4, 2016) – Matson, Inc. (“Matson;” NYSE: MATX)  today announced that its subsidiary Matson Logistics, Inc. (“Matson Logistics”) has completed its previously announced acquisition of Span Alaska Transportation, LLC ( “Span Alaska”), for a cash purchase price of $197.6 million, on a debt and cash free basis (the “Transaction”).  Matson funded the Transaction from available borrowings under its revolving credit facility.

“We are pleased to complete this acquisition that significantly expands Matson Logistics’ platform and underscores our long-term commitment to the Alaska market.” said Matt Cox, President and CEO of Matson.  “As a subsidiary of Matson Logistics, this leading consolidation and forwarding business will retain the trusted Span Alaska brand and continue to be led by its experienced management team, independent of Matson’s ocean transportation operations.”

Matson expects to incur one-time pre-tax transaction closing and integration costs of approximately $4.0 to $5.0 million in the second half 2016.  Excluding, these one-time items, Matson expects the Transaction to be immediately accretive to earnings per share (“EPS”), providing annual EPS accretion of approximately $0.10 to $0.12.

Including the post-acquisition financial effects of the Transaction, Matson revises its expected Logistics segment operating income for the full year 2016 to be approximately $12 million, excluding one-time transaction closing and integration costs.

About Matson

Founded in 1882, Matson is a leading U.S. carrier in the Pacific.  Matson provides a vital lifeline to the economies of Hawaii, Alaska, Guam, Micronesia and select South Pacific islands, and operates a premium, expedited service from China to Southern California.  The Company's fleet of 22 owned vessels includes containerships, combination container and roll-on/roll-off ships and custom-designed barges.  Matson Logistics, established in 1987, extends the geographic reach of Matson's transportation network throughout the continental U.S.  Its integrated, asset-light logistics services include rail intermodal, highway brokerage, warehousing, and less-than-container load (“LCL”) freight consolidation and forwarding to Alaska.  Additional information about Matson, Inc. is available at www.matson.com.

Forward-Looking Statements

Certain information set forth in this communication, including financial estimates, operating income projections, projections about the industries and markets in which Matson Logistics and Span Alaska operate, and statements as to the expected effects of the Transaction between Matson Logistics and Span Alaska, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such statements may use words such as “anticipate,” “believe,” “continue,” “could,” ”estimate,” “expect,” “intend,” “predict,” “project,” “would” and similar expressions as they relate to each company or their respective management teams.  These estimates and statements are subject to risks and uncertainties that could cause actual results to differ materially from those expected in or suggested by such statements.  Such estimates and statements include, but are not limited to, statements about the logistics business and the benefits of the Transaction, including future financial and operating results, future plans, objectives, expectations (financial or otherwise) and intentions, integration costs, and other statements that are not historical facts.  Such statements are based upon the current beliefs and expectations of the management of Matson, Matson Logistics and/or Span Alaska and are subject to significant risks and uncertainties outside of Matson’s, Matson Logistics’ and/or Span Alaska’s control.

These risks and uncertainties could cause actual results to differ materially from those contemplated by the relevant forward-looking statement, including but not limited to risks and uncertainties relating to: competitive responses to the Transaction; response by Matson’s shareholders to the Transaction; unexpected costs, charges or expenses resulting from the Transaction; litigation relating to the Transaction; risks related to the disruption of management time from ongoing business operations due to the Transaction; failure to realize the synergies and other benefits expected from the Transaction; changes in general economic and/or logistics industry-specific conditions; changes in the economic condition of Alaska; competition and growth rates within the logistics industry; freight levels and increasing costs and availability of truck capacity or alternative means of transporting freight; changes in relationships with existing truck, rail, ocean and air carriers; changes in customer base due to possible consolidation among customers; fuel prices and availability; the ability of Matson Logistics and Span Alaska to retain customers, retain key personnel of Span Alaska and maintain relationships with their suppliers, and on their operating results and businesses generally.  For further information regarding factors affecting future results of Matson and Matson Logistics, please refer to Matson’s Annual Report filed on Form 10-K for the year ended December 31, 2015, the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016, and other documents filed by Matson with the SEC, which are available at the SEC’s website http://www.sec.gov.  Matson is not under any obligation, and expressly disclaims any obligation, to update, alter, or otherwise revise any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events, or otherwise, except as required by law.  Persons reading this announcement are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.